                                                                     Exhibit 4.1

                            ENTERASYS NETWORKS, INC.
                           2001 EQUITY INCENTIVE PLAN

1.  PURPOSE

     Reference is made to the merger (the "Merger") of Enterasys Networks, Inc. ("Old Enterasys"), a wholly owned subsidiary of Cabletron Systems, Inc., with and into Cabletron Systems, Inc. and the subsequent spin-off by the merged entity of its stock in Riverstone Networks, Inc. (such spin-off, together with the Merger, being herein referred to as the "Transformation"). The Transformation is scheduled to be consummated on August 6, 2001. Following the Merger, Cabletron Systems, Inc. will be renamed Enterasys Systems, Inc. The term "Company" is used herein to refer to Cabletron Systems, Inc. as the same may be renamed.

     This Equity Incentive Plan (the "Plan") was adopted by the Board of Directors of the Company (as from time to time constituted, the "Board") on July 30, 2001 for the purpose of granting options (the "Options") to acquire the common stock of the Company ("Stock") in conversion of options (the "Prior Options") granted by Old Enterasys to acquire stock of Old Enterasys. By adoption of this Plan, the Board determined, conditionally upon consummation of the Transformation, that (i) the Company would not pursue its intention to cause Old Enterasys to undergo a public offering of its stock or a spin-off from the Company, but would instead cause Old Enterasys to be merged with and into the Company, and (ii) the Prior Options are to be converted into the Options granted hereunder, on the terms and subject to the further conditions hereinafter set forth, all in accordance with Section 9(c) of the 2000 Equity Incentive Plan maintained by Old Enterasys, under which the Prior Options were granted (the "Prior Enterasys Plan").

2.  ADMINISTRATION

     Unless otherwise determined by the Board, the Plan shall be administered by the Compensation Committee of the Board (the "Committee") and its delegates. To the extent administered by the Board rather than the Committee, all references herein to "Committee" shall be deemed to refer to the Board.

     The Committee shall have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to: (a) grant Options at such time or times as it may choose; (b) determine the number of shares of Stock subject to each Option; (c) determine the terms and conditions of each Option granted hereunder; (d) waive compliance by a holder of an Option with any obligations to be performed by such holder under an Option and waive any terms or conditions of an Option; (e) amend or cancel an existing Option in whole or in part, except that the Committee may not, without the consent of the holder of an Option, take any action under this clause with respect to any Option the grant of which has taken effect hereunder if such action would adversely affect the rights of such holder; (f) prescribe the form or forms of any instruments to be used under the Plan, including any written notices and elections required of Participants (as defined in Section 5), and change such forms from time to time; (g) adopt, amend and rescind rules and regulations for the administration of the Plan; and (h) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, shall be conclusive and shall bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee to make adjustments under Sections 7.3 or 8.6.

     The Committee may delegate its duties under the Plan subject to such conditions and limitations as it may prescribe.

3.  EFFECTIVE DATE OF PLAN; OPTION GRANTS

     The Plan shall be effective as of July 30, 2001, the date on which it is approved by the Board. If the Transformation is not consummated on or before December 31, 2001, the Plan shall terminate effective as of that date, or on such earlier date as may be specified by the Board.

     Except as otherwise determined by the Board, each Option granted hereunder shall be deemed to have been granted effective immediately following the second to occur of the Merger and the spin-off of Riverstone Networks, Inc.

4.  SHARES SUBJECT TO THE PLAN
(a) Number of Shares. Subject to adjustment as provided in Section 8.6, the aggregate number of shares of Stock that may be delivered under the Plan shall be 50,000,000.
(b) Shares to be Delivered. Stock delivered under the Plan may be either authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock shall be delivered under the Plan.

5.  ELIGIBILITY AND PARTICIPATION

     Each person who holds one or more Prior Options immediately prior to the Merger, other than any such person who elects (in such manner as the Company may prescribe) not to be granted an Option hereunder, is eligible to receive Options under the Plan and become a Participant, subject to satisfying such administrative requirements as the Committee may prescribe. Any person who exercises or otherwise indicates acceptance of an Option granted hereunder shall be deemed to have accepted all other option-related adjustments made in connection with the Transformation (including adjustments relating to other options to acquire stock of the Company or options granted by related or formerly related companies in connection with the Transformation).

6. OPTIONS IN GENERAL

6.1.  NATURE OF OPTIONS.

     Subject to the limitations of Sections 422(d) and 424 of the Internal Revenue Code of 1986, as amended (the "Code"), each Option granted under the Plan in conversion of a Prior Option is intended to qualify as an "incentive stock option" as defined in Section 422(b) of the Code to the maximum extent possible consistent with the qualification as an "incentive stock option" of such Prior Option. The terms and conditions of the Options granted hereunder shall be construed and applied consistent with the intent of preserving insofar as is possible the "incentive stock option" qualification of any Prior Options to which they relate.

6.2.  EXERCISE PRICE AND NUMBER OF SHARES.

     The Committee shall determine the exercise price of and the number of shares of Stock subject to each Option granted hereunder in conversion of each Prior Option (other than any such Prior Option held by or awarded to a person who has elected, in such manner as the Company may prescribe, not to be granted an Option hereunder).

6.3.  DURATION OF OPTIONS.

     Each Option granted hereunder in conversion of a Prior Option shall have a maximum term equal to the maximum term of such Prior Option, measured from the original date of grant of such Prior Option.

6.4.  EXERCISE OF OPTIONS.

     Each Option granted hereunder in conversion of a Prior Option shall vest and become exercisable at the same time or times, and subject to the same conditions, as such Prior Option would have vested and become exercisable had the Merger not occurred; provided, that in applying this Section 6.4, the vesting and exercisability of such Prior Option shall be determined without regard to any limitation applicable thereto that would have deferred vesting (and any related exercisability) until after the occurrence of a spin-off; and further provided, that in applying the acceleration provisions of Section 9(b) of the Prior Enterasys Plan, references to the "Company" therein shall be deemed to refer to the Company, subsection (b)(iii) thereof shall be applied without regard to subsection (b)(iii)(A), and subsection (b)(iii)(B) thereof shall be applied subject to the following modifications:

(a) the words "Following a spin-off of the Company" at the beginning of subsection (b)(iii)(B) of the Prior Enterasys Plan shall be deemed to have been deleted; and
(b) references to "spin-off" (and related terms) in clause (2) of said subsection (b)(iii)(B) shall be deemed to refer to the Merger; provided, however, that for the avoidance of doubt, the members of the Board elected or appointed thereto in connection with the Transformation shall in all events be deemed to be "Incumbent Directors."

The Committee may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised. Except as otherwise determined by the Committee, there shall be added to any period taken into account in determining exercisability of an Option periods during which a Participant who is (or who is the permitted transferee of a Participant who is) an employee of the Company or any of its subsidiaries (an "Employee") and who is on an unpaid leave of absence (or other unpaid absence) from the Company. Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any documents required by the Committee and payment in full in accordance with Section 6.5 below for the number of shares for which the Option is exercised.

6.5.  PAYMENT FOR STOCK.

     Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company; or (2) if so permitted by the terms of the Prior Option (construed by substituting references to Stock for references in the Prior Option documentation to payment with stock of Old Enterasys), (i) by delivery of shares of Stock which have been held for at least six months (unless the Committee approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of a full recourse promissory note of the Participant to the Company containing such terms as are specified by the Committee, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by any combination of the foregoing permissible forms of payment.

7.  EVENTS AFFECTING OUTSTANDING OPTIONS

7.1.  DEATH.

     Except as the Committee may otherwise determine, if a Participant dies, all Options held by the Participant immediately prior to death, whether or not otherwise exercisable, may be exercised by the Participant's executor or administrator or the person or persons to whom the Options transferred by will or the applicable laws of descent and distribution, at any time within the one-year period ending with the first anniversary of the Participant's death (or such shorter or longer period as the Committee may determine), and shall thereupon terminate.

7.2.  TERMINATION OF SERVICE (OTHER THAN BY DEATH).

     If (a) a Participant who is an Employee ceases to be an Employee for any reason other than death or (b) in the case of an Option granted in conversion of a Prior Option that was granted in respect of other services, there is a termination (other than by reason of death or satisfactory completion of the project or service as determined by the Committee) of such other consulting, service or similar relationship (such termination of the employment or other relationship being hereinafter referred to as a "Status Change"), then, except as the Committee may otherwise determine, all Options held by the Participant that were not exercisable immediately prior to the Status Change shall terminate at the time of the Status Change. Any Options that were exercisable immediately prior to the Status Change shall continue to be exercisable for a period of ninety (90) days and shall thereupon terminate, unless the Option provides by its terms for immediate termination in the event of a Status Change or unless the Status Change results from a discharge for cause which in the opinion of the Committee casts such discredit on the Participant as to justify immediate termination of the Award. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section
7.2. For purposes of this Section, in the case of a Participant who is an Employee, a Status Change shall not be deemed to have resulted by reason of (1) a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Employee's right to reemployment is guaranteed either by statute or by contract, or (2) a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which Section 424(a) of the Code applies.

7.3.  CERTAIN CORPORATE TRANSACTIONS.

     Except as otherwise provided by the Committee, in the event of a consolidation or merger in which the Company is not the surviving corporation or which results (or that is part of a series of related transactions that results) in the acquisition of substantially all the Company's outstanding Stock by a single person or entity or by a group of persons or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets or a dissolution or liquidation of the Company (a "covered transaction"), the following rules shall apply:

(a) Subject to paragraph (b) below, all outstanding Options requiring exercise shall cease to be exercisable, and all other Options to the extent not fully vested shall be forfeited, as of the effective time of the covered transaction; provided, that the Committee may in its sole discretion, on or prior to the effective date of the covered transaction, make any outstanding Option exercisable in full; or
(b) With respect to an outstanding Option held by a Participant who, following the covered transaction, shall be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in the covered transaction or an affiliate of such an entity, the Committee may at or prior to the effective time of the covered transaction and in lieu of the action described in paragraph (a) above, arrange to have such surviving or acquiring entity or affiliate assume any Option held by such Participant outstanding hereunder or grant a replacement award which, in the judgment of the Committee, is substantially equivalent to any Option being replaced.

8.  GENERAL PROVISIONS

8.1.  DOCUMENTATION OF OPTIONS.

     Options shall be evidenced by such written instruments, if any, as may be prescribed by the Committee from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which shall evidence agreement to the terms thereof.

8.2.  RIGHTS AS A STOCKHOLDER; DIVIDEND EQUIVALENTS.

     Except as specifically provided by the Plan, the receipt of an Option shall not give a Participant rights as a stockholder; the Participant shall obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Option, only upon the issuance of Stock. However, the Committee may, on such conditions as it deems appropriate, provide that a Participant shall receive a benefit in lieu of cash dividends that would have been payable on any or all Stock subject to the Participant's Option had such Stock been outstanding. Without limitation, the Committee may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

8.3.  CONDITIONS ON DELIVERY OF STOCK.

     The Company shall not be obligated to deliver any shares of Stock pursuant to the Plan (a) until all conditions of the Option have been satisfied or removed, (b) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulation have been complied with, (c) if the outstanding Stock is at the time listed on any stock exchange or The Nasdaq National Market, until the shares to be delivered have been listed or authorized to be listed on such exchange or market upon official notice of issuance, and
(d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

     If an Option is exercised by the Participant's legal representative, the Company shall be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

8.4.  TAX WITHHOLDING.

     The Committee shall have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock. If and to the extent that such withholding is required, the Committee may permit the Participant or such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement, but not in excess of the minimum required to satisfy such withholding requirements. The Committee may make such share withholding mandatory with respect to any Option at the time such Option is made to a Participant.

     If at the time an ISO is exercised the Committee determines that the Company could be liable for withholding requirements with respect to the exercise or with respect to a disposition of the Stock received upon exercise, the Committee may require as a condition of exercise that the person exercising the ISO agree (a) to provide for withholding under the preceding paragraph of this Section 8.4, if the Committee determines that a withholding responsibility may arise in connection with the exercise, (b) to inform the Company promptly of any disposition (within the meaning of Section 424(c) of the Code) of Stock received upon exercise and (c) to give such security as the Committee deems adequate to meet the potential liability of the Company for other withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

8.5.  TRANSFERABILITY OF AWARDS.

     Unless otherwise permitted by the Committee, no Option may be transferred other than by will or by the laws of descent and distribution.

8.6.  ADJUSTMENTS IN THE EVENT OF CERTAIN TRANSACTIONS.

(a) In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to holders of Stock other than normal cash dividends, after the effective date of the Plan, the Committee shall make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4(a).

(b) In any event referred to in paragraph (a) above, the Committee shall also make any appropriate adjustments to the number and kind of shares of Stock or securities subject to Options then outstanding or subsequently granted, any exercise prices relating to Options and any other provision of Options affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

(c) In the case of Options intended to qualify as ISOs, the adjustments described in paragraphs (a) and (b) above shall be made only to the extent consistent with continued qualification of the Option under Section 422 of the Code.

8.7. EMPLOYMENT RIGHTS, ETC.

     Neither the adoption of the Plan nor the grant of Options shall confer upon any person any right to continued retention by the Company or any of its subsidiaries as an Employee or otherwise, or affect in any way the right of the Company or any of its subsidiaries to terminate an employment, service or similar relationship at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Options granted under the Plan shall not constitute an element of damages in the event of termination of an employment, service or similar relationship even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

8.8.  DEFERRAL OF PAYMENTS.
     The Committee may agree at any time, upon request of the Participant, to defer the date on which any payment under an Option will be made.

9.  EFFECT, AMENDMENT AND TERMINATION

     Neither adoption of the Plan nor the grant of Options to a Participant shall affect the Company's right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to Employees.

     The Committee may at any time or times amend the Plan or any outstanding Option for any purpose which may at the time be permitted by law and may at any time terminate the Plan, provided that Options outstanding at the time of any Plan termination shall continue to be outstanding in accordance with their terms.